Exhibit 13.1

Gatsby - SeedInvest 9/11/20, 9:47 AM


$10,334.64
EVERYONE
TRADE
Calls on
Slack Technologie...
Calls on
Slack Technologie...
START TRADE

Website: https://www.trygatsby.com

Share:

Reserve a spot in Gatsby

Options trading platform for a new generation of traders

$1,231,300	$0.92	$25,000,000
Amount Reserved	Share Price	Pre-Money valuation

RESERVE YOUR SPOT IN GATSBY

By making a reservation, you are requesting a spot to invest in Gatsby's upcoming offering. A reservation is non-binding and you may change the amount at any time.

Gatsby is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A copy of the Preliminary Offering Circular that forms a part of the Offering Statement may be obtained both here and below.

Highlights
Overview
The Team
Term Sheet
Investor Perks
Prior Rounds
Market Landscape
Risks & Disclosures
Offering Circular
Data Room
Updates
62 comments
FAQs About Investing
Contact SeedInvest

Company Highlights

- Raised $3mm+ to date from leading investors including Barclays, Techstars, Rosecliff Ventures, SWS Ventures, Irish Angels and Plug & Play Ventures
- Since launching in December 2019, the app has crossed over 100,000 options contracts ($30m+ of trades) with an average growth rate of over 10%/ week
- Acquired over 7,000 accounts since launch with an average funded account balance of over $1,100
- Average customer acquisition cost of $23.49 / account
- Team includes 2 founders with former exits, founder of Public.com, former Goldman Sachs MD, former Amazon, and Instinet Senior Management

Fundraise Highlights

- Total Round Size: US $5,000,000
- Raise Description: Series A
- Minimum Investment: US $999 per investor
- Security Type: Preferred Equity
- Pre-Money valuation: US $25,000,000
- Target Minimum Raise Amount: US $1,000,000

We believe the options markets are exploding, with record volumes in 2018, 2019, and 2020, but traditional platforms leave younger investors behind. Gatsby is democratizing the options markets with a simple, social, and gamified options trading app.

We believe options are a powerful tool, and are perfect for many traders who want risk and and want to make money when stock prices fall. With a small account, investors can dial up the risk and trade on or against public companies and ETFs. Despite this, young traders are turning to other assets like crypto, penny stocks and sports betting, all the while skipping over a potentially more time-tested and regulated security in options.

Gatsby helps new traders bridge the language gap and start trading options like the pros, eliminating unnecessary jargon and adding a social layer to help find inspiration from friends and the community, helping both new and experienced traders utilize the options markets in a new way.

We believe the options markets are exploding, with record-setting years in 2018, 2019, and already in 2020, but younger investors have been left behind.

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Gatsby - SeedInvest 9/11/20, 9(47 AM It's been more than a decade since OptionsXpress, OptionsHouse and ThinkorSwim were acquired, and more than 10 years since anyone has done anything new and innovative in options. Gatsby is the next word in options trading, cutting the jargon and reimagining what an options trading platform looks like in 2020. Since the close of our last round, Gatsby has completed a clearing broker integration, been granted our Broker Dealer license from FINRA, launched to the public, acquired over 7000 accounts and is executing over 100,000 options contracts (with some days exceeding 3000 contracts). Pitch Deck DOWNLOAD ( ) Gallery https://www.seedinvest.com/gatsby/series.a Page 2 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM Founders and Ofcers Ryan Belanger-Saleh CO-CEO Former founder of Dealtable.com (Acquired 2018) and former CTO of BLUE Technologies. Graduated from Northeastern University in 2011. Davis Gaynes PRESIDENT Former senior executive at Instinet and board member at Reuters America. Heads up brokerage operations, business development, risk and compliance at Gatsby. Jeff Myers CO-CEO Co-founder of Dealtable.com. Has launched award-winning apps with 1M+ active users. Formerly led digital product at NBCUniversal. Graduated from Trinity College in 2010. Key Team Members Jeffrey Kleiss Peter Quinn CTO (Formerly at Amazon) COO (Founder of Public.com) https://www.seedinvest.com/gatsby/series.a Page 3 of 13 Portfolio. Manage your portfolio from your iPhone or Android device. Media Mentions The Team

Gatsby - SeedInvest 9/11/20, 9(47 AM Term Sheet Fundraising Description Round type: Series A Round size: US $5,000,000 Minimum investment: US $999 Target Minimum: US $1,000,000 Key Terms Security Type: Preferred Equity Share price: US $0.92 Pre-Money valuation: US $25,000,000 Additional Terms Custody of Shares Investors who invest $50,000 or less will have their securities held in trust with a Custodian that will serve as a single shareholder of record. These investors will be subject to the Custodian’s Account Agreement, including the electronic delivery of all required information. Use of Proceeds If Minimum Amount Is Raised If Maximum Amount Is Raised Marketing Product Compliance Marketing Product Compliance Business development Business development Investor Perks All investors will receive: Quarterly shareholder updates https://www.seedinvest.com/gatsby/series.a Page 4 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM Early access to product betas Reservations will bump investors up one tier upon conversion to an investment. For example, a reservation of $1000 - $4999 that converts to an investment will earn Investor Perks for the $5000 - $14,999 tier. For those who invest $5,000: $100 of trading credit in your Gatsby account Participation in annual investor call with management team For those who invest $15,000: $500 of trading credit in your Gatsby account Participation in annual investor call with management team Gatsby swag (t-shirt, hat, or sweatshirt) For those who invest $30,000: $1000 of trading credit in your Gatsby account Participation in annual investor call with management team Gatsby swag (t-shirt, hat, or sweatshirt) Lunch with Gatsby CEOs For those who invest $100,000 $1000 of trading credit in your Gatsby account Participation in annual investor call with management team Gatsby swag (t-shirt, hat, or sweatshirt) Private tour of the Gatsby headquarters in New York For those who invest $200,000 $1000 of trading credit in your Gatsby account Participation in annual investor call with management team Gatsby swag (t-shirt, hat, or sweatshirt) Private dinner with Gatsby management team in New York It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment. Prior Rounds The graph below illustrates the valuation cap or the pre-money valuation of Gatsby's prior rounds by year. https://www.seedinvest.com/gatsby/series.a Page 5 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM $30000000 $25000000 $20000000 $15000000 $10000000 $5000000 $0 Pre-Seed (Convertible) Seed (Convertible) Seed (Preferred) Current Series A (Pre This chart does not represent guarantees of future valuation growth and/or declines. Seed Pre-Seed Round Size US $2,000,000 Round Size US $375,000 Closed Date Jul 1, 2019 Closed Date Dec 1, 2018 Security Type Convertible Note Security Type Convertible Note Valuation Cap US $6,000,000 Valuation Cap US $3,000,000 Seed Round Size US $770,000 Closed Date Security Type Mar 31, 2020 Preferred Equity Pre-Money valuation US $10,000,000 Market Landscape Options contract volume is exploding, with multiple record-breaking months in the first two quarters of 2020. Much of this is driven by increased volatility in the markets. Below are some statistics for total US equity options contracts cleared by the OCC by year: 2019 - 4,978,280,534 ($1,560,641,164,604 of premiums) 2018 - 5,243,464,189 2017 - 4,328,749,330 Feb 27th, 2020 was an all time record for options volume, as investors deal with an anticipated market correction. The traditional brokerages all have options solutions (E-trade, Robinhood, Schwab), but we believe they are built for different users --"prosumer" options traders. Often they are expensive, have long approval processes, and have complicated user interfaces. They also expose users to uncapped risk and treat options trading as a privilege for only their most sophisticated customers. By focusing on risk mitigation, social features and a jargon free user experience, Gatsby enables a new generation of traders to start leveraging options in a safe way. The companies that we are often bidding against for ad placements are more often companies like Coinbase than a traditional brokerage. https://www.seedinvest.com/gatsby/series.a Page 6 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM Risks and Disclosures We have a limited operating history upon which you can evaluate our performance, and have not yet generated revenues or profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. The Company was incorporated under the laws of the State of Delaware on February 8, 2018, and we have not yet generated revenue or profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, diculties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and platform. We anticipate that our operating expenses will increase in the near future, and there is no assurance that we will generate revenue or become profitable in the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company. The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sucient to bring the business to profitability. Extensive regulation of our industry results in ongoing exposure to significant costs and penalties, enhanced oversight and restrictions and limitations on our ability to conduct and grow our business. The financial services industry, including our business, is subject to extensive regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate. These regulators have broad powers to promulgate and interpret laws, rules and regulations that often serve to restrict or limit our business. The requirements imposed by these regulators are designed to safeguard the integrity of the financial markets and to protect public investors generally rather than the interests of our stockholders, and we could become subject to increased governmental and public scrutiny in the future in response to global conditions and events. The SEC, FINRA, and other authorities extensively regulate the U.S. financial services industry, including most of our operations in the United States. Most aspects of our business, and in particular our wholly-owned subsidiary Gatsby Securities, LLC, a FINRA-licensed broker-dealer, are subject to laws, rules and regulations that cover all aspects of our business, including manner of operation, system integrity, antimoney laundering and financial crimes, handling of material non-public information, safeguarding data, capital requirements, reporting, record retention, market access, licensing of employees and the conduct of ocers, employees and other associated persons. See “The Company’s Business — Regulation,” for a further description of the laws, rules and regulations that materially impact our business. There can be no assurance that we and/or our directors, ocers and employees (including those of our subsidiary, as applicable) will be able to fully comply with these laws, rules and regulations. Any failure to comply with such legal and regulatory requirements could subject us to increased costs, fines, penalties or other sanctions, including suspensions of, or prohibitions on, certain of our activities, revocations of our subsidiary’s licenses or registrations, such as its membership in FINRA and registration as a broker-dealer, or suspension of personnel. Gatsby Securities, LLC, our subsidiary, is subject to regulations under FINRA regarding changes in control of their ownership or organizational structure. These regulations generally provide that prior regulatory approval must be obtained in connection with any transaction resulting in a change in control or organizational structure of the subsidiary, such as changes in direct and indirect ownership or changes in the composition of the board of directors or similar body or the appointment of new ocers, and, may include similar changes that occur at the Company or any of its stockholders that may be deemed to hold a controlling interest as defined by the applicable regulatory body. As a result of these regulations, our future efforts to sell shares or raise additional capital, or to make changes to our organizational structure, may be delayed or prohibited in circumstances in which such a transaction would give rise to a change in control or organizational structure as defined by the applicable regulatory body. Our ability to operate our trading platform or offer our solutions in a particular jurisdiction is dependent on continued registration or authorization in that jurisdiction (or the maintenance of a valid exemption from such registration or authorization). In addition, regulatory approval may be required to expand certain of our operations and activities, and we may not be able to obtain the necessary regulatory approvals on a timely or cost-effective basis, or at all. Even if regulatory approvals are obtained, they may limit or impose restrictions on our operations and activities, and we may not be able to continue to comply with the terms of such approvals. We incur significant costs, and will continue to devote significant financial and operational resources, to develop, implement and maintain policies, systems and processes to comply with our evolving legal and regulatory requirements. Future laws, rules and regulations, or adverse changes to, or more stringent enforcement of, existing laws, rules and regulations, could increase these costs and expose us to significant liabilities. Our regulators generally require strict compliance with their laws, rules and regulations, and may investigate and enforce compliance and punish non-compliance. Many of our regulators, as well as other governmental authorities, are empowered to bring enforcement actions and to conduct administrative proceedings, examinations, inspections and investigations, which may result in increased compliance costs, penalties, fines, enhanced oversight, increased financial and capital requirements, additional restrictions or limitations, censure, suspension or other sanction, such as disgorgement, restitution or the revocation of regulatory approvals. The risks associated with such actions may be dicult to assess or quantify. In the normal course of our business, we have been, and continue to be from time to time, a party to various regulatory proceedings related to compliance with applicable laws, rules and regulations, including audits, examinations and investigations of our operations and activities. Legal and regulatory actions, from subpoenas and other requests for information to potential criminal investigations, may divert management’s attention, cause us to incur significant expenses, including fees for legal representation and costs for remediation efforts, and result in fines, penalties or other sanctions. We may also be required to change or cease aspects of our operations or activities if a legal or regulatory authority determines that we have failed to comply with any laws, rules or regulations applicable to our business and/or otherwise determines to prohibit any of our operations or activities or revoke any of our approvals. In addition, regardless of the outcome, such actions may result in substantial costs and negative publicity, which may damage our reputation and impair our ability to attract and retain clients. Firms in the financial services industry have experienced increased scrutiny in recent years, and penalties, fines and other sanctions sought by governmental and regulatory authorities, including the SEC, the CFTC, the Department of Justice, state securities administrators and state attorneys general in the United States. This trend toward a heightened regulatory oversight and enforcement environment is expected to continue for the foreseeable future, and may create uncertainty and may increase our exposure to scrutiny of our operations and activities, significant penalties and liability and negative publicity. Our reliance on our computer systems and software could expose us to great financial harm if any of our computer systems or software were subject to any material disruption or corruption. We rely significantly on our computer systems and software to receive and properly process internal and external data and utilize such data to generate orders and other messages. A disruption or corruption of the proper functioning of our computer systems or software could cause us to make erroneous trades, which could result in material losses. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our reliance on our computer systems and software could expose us to great financial harm if any of our computer systems or software were subject to any material disruption or corruption. We rely significantly on our computer systems and software to receive and properly process internal and external data and utilize such data to generate orders and other messages. A disruption or corruption of the proper functioning of our computer systems or software could cause us to make erroneous trades, which could result in material losses. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition, results of operations and cash flows. https://www.seedinvest.com/gatsby/series.a Page 7 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM We also rely on certain third-party software, third-party computer systems and third-party service providers, including clearing systems, exchange systems, alternate trading systems, order routing systems, internet service providers, communications facilities and other facilities. Any interruption in these third-party services or software, deterioration in their performance, or other improper operation could interfere with our trading activities, cause losses due to erroneous or delayed responses, or otherwise be disruptive to our business. If our arrangements with any third party are terminated, we may not be able to find an alternative source of software or systems support on a timely basis or on commercially reasonable terms. This could also have a material adverse effect on our business, financial condition, results of operations and cash flows. Our products may not gain market acceptance among our target customer demographic. Gatsby is focused on bringing new traders to the market, specifically targeting traders of cryptocurrency. A critical element in our commercialization strategy is to persuade this demographic to use our platform and engage in options trading. This demographic may be unwilling to change from the platforms they are currently using, or the types of trading they are engaging in currently. A number of factors may limit the market acceptance of our platform, including the following: timing of market entry relative to competitive products; extent of marketing efforts by us versus other companies – new or established; and unfavorable publicity concerning our products or similar products. Our inability to successfully commercialize our platform will have a material adverse effect on the value of your investment. We operate in a highly competitive industry that is dominated by several very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the brokerage industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market, such as Charles Schwab and TD Ameritrade. Specifically, in the commission-free mobile platform brokerage market, platforms such as Robinhood and Webull are significant players, holding a majority of the market. Many of the companies in the brokerage industry have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the video brokerage industry. If we are unable to effectively compete against current companies and/or new entrants in this space, or business will suffer. Our company does not currently hold any patents on its products or technology. As of the date of this Offering, the Company has not been issued any patents. There is no guarantee that the Company will ever be issued patents on its products or technology. If we are unable to secure patents for our products and technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors. We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.” Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sucient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects. We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally. The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally. On April 24, 2020, we entered into a Small Business Administration (“SBA”) loan under the Paycheck Protection Program (“PPP”) in the amount of $106,210 with Radius Bank, a member of the Federal Deposit Insurance Corporation. The loan will mature 2 years from the date it was issued (April 24, 2020) and will accrue interest at a rate of 1% per year. The Paycheck Protection Program Flexibility Act of 2020 authorized the Company to apply for forgiveness of the funds utilized over the course of 24 weeks so long as the full-time equivalent stang level remains the same (or increases) and that at least 60% of the funds are utilized to pay payroll costs. The Company subsequently applied for loan forgiveness, and has received a preliminary opinion from Radius Bank that the Company is eligible for loan forgiveness in the amount of $86,573.28 on July 8, 2020. However, the Company has not yet been granted forgiveness of this amount, and the forgiveness will not granted until a final determination is made that the Company utilized the funds in accordance with defined loan forgiveness guidance issued by the government. As such, it is possible that the Company may have to repay the entire balance of this loan. *Please refer to Preliminary Offering Circular for full list of Risk Factors General Risks and Disclosures Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below. Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes https://www.seedinvest.com/gatsby/series.a Page 8 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM bankrupt. The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site. Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is dicult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold. You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment. Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds. Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud. Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors. Representatives of SI Securities, LLC are aliated with SI Advisors, LLC ("SI Advisors") Representatives of SI Securities, LLC are aliated with SI Advisors, LLC ("SI Advisors"). SI Advisors is an exempt investment advisor that acts as the General Partner of SI Selections Fund I, L.P. ("SI Selections Fund"). SI Selections Fund is an early stage venture capital fund owned by third-party investors. From time to time, SI Selections Fund may invest in offerings made available on the SeedInvest platform, including this offering. Investments made by SI Selections Fund may be counted towards the total funds raised necessary to reach the minimum funding target as disclosed in the applicable offering materials. Gatsby's Gatsby Preliminary Offering Circular The offering circular is the legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision. The offering circular includes an overview of company and company's business, historical financials and capitalization, and key risk factors. Download Gatsby's Gatsby Preliminary Offering Circular here. Data Room NAME LAST MODIFIED TYPE Financials (1 file) Feb 15, 2020 Folder Fundraising Round (1 file) Feb 15, 2020 Folder Miscellaneous (4 files) Feb 15, 2020 Folder Gatsby Deal Updates https://www.seedinvest.com/gatsby/series.a Page 9 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM Monthly Reg A+ Webinar | Thursday, October 1st at 4pm ET Watch here: https://attendee.gotowebinar.com/register/1339910356116617995 Septemb er 8 0  Gatsby to launch options spreads on trading platform Gatsby just announced it will be rolling out options spreads in Q4. The company is on a mission to make options trading accessible and trans… Septemb er 1 0  Meet Gatsby's Co-Founders & Co-CEOs Ryan Belanger-Saleh and Jeff Myers, Co-Founders and Co-CEOs of Gatsby, have each spent their careers at the intersection of finance and tech… Septemb er 1 0  Gatsby First Investor Webinar | Thursday, August 27th at 4pm ET Watch here: https://attendee.gotowebinar.com/register/1403374169792613899 August 19 0  2 Join the Conversation Sign up or log in to join the discussion. Arvind T. · 1 day I see the app is very basic as of now when are you planning to release next major updates?? I see you have long way to go at least from app Prospective ... asking from a user point of view. Do you plan to add stocks as well in futures or just options? How do you generate profits with out any fees? Did you find this comment... Helpful 0 Unhelpful 0 Ryan B. · Team Member · 1 day 0 https://www.seedinvest.com/gatsby/series.a Page 10 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM Hey Arvind, thanks for the questions! We've got a ton of new functionality coming this month. We're releasing multi-leg / Spreads trading into private beta on Monday of next week. We'll be sending out an announcement to the SeedInvest community to get early access. We're also adding equities trading later this month. On top of that we've got a ton of new social and trading features coming this year as well as fractional options trading (which is a much larger initiative and could bleed into next year). Our revenue model, like all commission free brokerage platforms, is primarily through Payment for Order Flow (PFOF). You can see more information on this in our deck and offering circular but in short, retail options order flow averages roughly $0.55 / contract in gross revenue in PFOF rebates from market makers, exchanges and consolidators. We do earn some additional revenue from stock loan and cash deposits as well. Muhan Z. · 3 days Hi Gatsby Team, Congrats on raising more than the minimum. I passed on the deal, but wanted to put my reasons for passing here so you could address them in case any other investors are worried about similar things. 1. Valuation: $25mm is a tall order for something pre-revenue. 2. Pre-revenue: How is it that you are pre-revenue if you should be making money from PFOF from options trading? 3. Robinhood: I understand read your comments about why Robinhood has "options" as a "bolt-on." My concern is if your business model is identical (PFOF,) and the rebates are 250x, I really am concerned that Robinhood does to you what Facebook did to Snapchat with Instagram Stories and TikTok with Instagram Reels. Bests, Muhan https://www.muhanzhang.com/gatsby/ Did you find this comment... Helpful 1 Unhelpful 0 Ryan B. · Team Member · 3 days 0 Hey Muhan, thanks for posting. Copying the valuation calculation from another response below. Regarding pre / post revenue, you'll see mentioned in the offering circular that there is a substantial clearing deposit that is required by our clearing broker in order to route orders and collect PFOF rebates which we plan to do immediately following the Series A. To your third point, I think that's a valid concern. There genuinely is a lack of competition in the retail options space right now. The reasoning for that aside, Gatsby will need to capitalize on our early mover advantage. The regulated nature of the brokerage industry and the esoteric nature of options does provide some semblance of a moat but the bottom line is, in retail brokerage, customers gravitate towards the platform with the best toolset for their trading habits making it imperative that we're continuously innovating. The valuation calculation uses the "terminal value / comps" method. We take the historical comps of the last generation of "options focused" brokers (OptionsHouse, OptionsXpress and ToS, and some others) who all had around 100k accounts at exit and roughly $600m-$1b valuations. We should cross 10k accounts this month, so in the order of 10% of the way there. From there we factor in current and projected revenue and customer LTV as well as a number of other factors. This method is generally the one used in the brokerage industry. Sudharsan N. · 4 days In one of the question related to valuation it was mentioned that we are expecting to cross 10k accounts by end of August. Did we cross that number ? Did you find this comment... Helpful 0 Unhelpful 0 Ryan B. · Team Member · 4 days 0 Hey Sudharsan, I got a bit overly optimistic :) We're north of 9700 so should cross 10k this week or early next. We'll send out an announcement shortly after we do. Thanks! View More Posts https://www.seedinvest.com/gatsby/series.a Page 11 of 13

Gatsby - SeedInvest 9/11/20, 9(47 AM Frequently Asked Questions About Reg A Offerings What does it mean that the SEC has qualified this offering? "The SEC has qualified this offering" means the SEC has permitted Gatsby to offer for sale the securities described in the Offering Circular to investors such as you. The SEC is not judging the merits, accuracy, or completeness of the offering and information in the Offering Circular. Making an Investment in Gatsby How does investing work? When you complete your investment on SeedInvest, your money will be transferred to an escrow account where an independent escrow agent will watch over your investment until it is accepted by Gatsby. Once Gatsby accepts your investment, and certain regulatory procedures are completed, your money will be transferred from the escrow account to Gatsby in exchange for your securities. At that point, you will be a proud owner in Gatsby. What is the difference between preferred equity and a convertible note? Preferred equity is usually issued to outside investors and carries rights and conditions that are different from that of common stock. For example, preferred equity may include rights that prevent or minimize the effects of dilution or grants special privileges in situations when the company is sold. A convertible note is a unique form of debt that converts into equity, usually in conjunction with a future financing round. The investor effectively loans money to a startup with the expectation that they will receive equity in the company in the future at a discounted price per share when the company raises its next round of financing. To learn more about startup investment types check out “How to Choose a Startup Investment” in our academy. What will I need to complete my investment? To make an investment, you will need the following information readily available: 1. Personal information such as your current address and phone number 2. Employment and employer information 3. Net worth and income information 4. Social Security Number or passport 5. ABA bank routing number and checking account number (typically found on a personal check or bank statement) What if I change my mind about investing? Until a closing occurs, you may cancel your investment at any time, for any reason. You will receive an email when the closing occurs and your securities have been issued. If you have already funded your investment and your funds are in escrow, your funds will be promptly refunded to you upon cancellation. To cancel your investment, please go to your portfolio page by clicking your profile icon in the top right corner. After My Investment How can I sell my securities in the future? Currently there is no market or liquidity for these securities. Right now Gatsby does not plan to list these securities on a national exchange or another secondary market. At some point Gatsby may choose to do so, but until then you should plan to hold your investment for a significant period of time before a “liquidation event” occurs. A “liquidation event” is when Gatsby either lists their securities on an exchange, is acquired, or goes bankrupt. How do I keep track of this investment? You can return to SeedInvest at any time to view your portfolio of investments and obtain a summary statement. Other General Questions What is this page about? This is Gatsby's fundraising profile page, where you can find information that may be helpful for you to make an investment decision in their company. The information on this page includes the company overview, team bios, and the risks and disclosures related to this investment opportunity. You will also find a copy of the Gatsby's Offering Circular, which has been qualified by the SEC. The Offering Circular includes important details about Gatsby's fundraise that you should review before investing. What are the risks of this investment? This investment is highly speculative and should not be made by anyone who cannot afford to risk the entire investment amount. In addition to these risks, you should carefully consider the specific information and risks disclosed in Gatsby’s profile and Offering Circular. https://www.seedinvest.com/gatsby/series.a Page 12 of 13